ML MEDIA PARTNERS, L.P.
                             World Financial Center
                             South Tower, 23rd Floor
                             New York, NY 10080-6123

                                                               December 10, 1998

          Re: Madison Liquidity Investors 104, LLC - Tender Offer Amendment to the Partnership's Position and Recommendation
                ----------------------------------------------------------

Dear Limited Partner of ML Media Partners, L.P.:

         In connection with the unsolicited tender offer dated November 23, 1998 (the "Madison Offer"), made by Madison Liquidity Investors 104, LLC ("Madison"), to purchase up to 9.9% of the units of limited partnership interest (the "Units") of the Partnership for a purchase price of $750 per Unit (less transfer fees and less subsequent cash distributions), ML Media Partners, L.P., a Delaware limited partnership (the "Partnership") has previously distributed to you its Recommendation Statement on Schedule 14D-9 dated November 30, 1998 (the "Recommendation Statement"). As stated in the Recommendation Statement, the Partnership has concluded that the Madison Offer is inadequate and not in the best interests of the Limited Partners. ACCORDINGLY, THE PARTNERSHIP RECOMMENDED AND CONTINUES TO RECOMMEND THAT LIMITED PARTNERS REJECT THE MADISoN OFFER AND NOT TENDER ANY OF THEIR UNITS. Neither the Partnership's general partner, Media Management Partners (the "General Partner"), nor any of its officers, directors or affiliates intends to tender any of their Units in the Madison Offer.

         This letter and the accompanying Amendment No. 1 to the Recommendation Statement serve to provide Limited Partners with additional information which may be useful in considering whether or not to tender such Limited Partner's Units pursuant to the Madison Offer. Please read this material together with the Recommendation Statement previously provided to you. In a separate letter the Partnership is communicating to you its position with respect to the pending unsolicited tender offer by Smithtown Bay, LLC and Global Capital Management, Inc. dated November 27, 1998, as amended (the "Smithtown Offer"), to purchase up to 4.8% of the Units at a purchase price of $950 per Unit (less transfer fees and less subsequent cash distributions).

         Certain statements in the following discussion constitute "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Partnership notes that a variety of factors, many of which are beyond its control, affect media property values and the Partnership's value, business prospects, and results and could cause actual results and experience to differ materially from the expectations and estimates expressed herein. These factors include, but are not limited to, the effect of changing economic and market conditions, generally, and particularly with respect to media businesses, generally, or in specific local markets where the Partnership's media properties are located, or on specific trends in business and finance and in investor sentiment, the level of volatility of interest rates, the actions undertaken by both current and potential or new competitors, the impact of and inherent uncertainties in current, pending and future legislation, regulation, and litigation, and the other risks and uncertainties described herein and in the Recommendation Statement and the Amendment No. 1 that accompanies this letter. The Partnership undertakes no responsibility to update publicly or revise any forward-looking statements.

         In arriving at its recommendation, the Partnership reviewed the Madison Offer and considered many factors, including the business, financial condition and prospects of the Partnership and the potential value of its remaining assets. The Partnership believes that all Limited Partners should carefully consider these and all other relevant facts and circumstances, including their own personal tax situation, liquidity needs and other financial considerations, and should review all available information before making a decision whether or not to tender their Units. Depending on, among other things, (a) each Limited Partner's own consideration of such factors, (b) such Limited Partner's own assessment of the Madison Offer and the relevant facts, as well as the Smithtown Offer, (c) such Limited Partner's willingness to accept the risks relating to the amount of proceeds that the Partnership will actually realize from any sales of the Partnership's remaining media properties (the "Media Properties") and (d) the timing of any distributions of such proceeds, certain Limited Partners may determine that it is appropriate to tender their Units in the Madison Offer. In addition to those factors described in the previously distributed Recommendation Statement, the Partnership has also considered the following, which is more fully discussed in the accompanying Amendment No. 1 to the Recommendation
Statement:

     o EXPECTED FIRST QUARTER 1999 CASH DISTRIBUTION. The General Partner currently estimates that the sale of the Anaheim radio stations will be consummated in late December 1998 or early January 1999, and that the sale of the Cleveland radio station will take place early in the first quarter of 1999. If these sales are consummated in this time frame in accordance with the terms of the respective sales agreements, the Partnership expects to make a cash distribution to Limited Partners of approximately $300 per Unit by the end of the first quarter of 1999. However, there can be no assurance that the sales will be consummated as contemplated, or if consummated, that the terms and timing of such sales will be as anticipated. The Madison Offer provides that any such distribution will be deducted by Madison from the cash amount it will pay to tendering Limited Partners.

         In making its recommendation, the Partnership has not taken into account the tax consequences of, or the tax consequences to, individual Limited Partners as a result of accepting or rejecting the Madison Offer; those tax consequences could vary significantly for each Limited Partner based on such Limited Partner's unique tax situation or other circumstances. In addition, the Partnership has not engaged any financial advisor to evaluate the terms of the Madison Offer or to determine whether the Madison Offer is fair to Limited Partners.

         Each Limited Partner must make his, her, or its own decision whether to accept or reject the Madison Offer. Limited Partners are urged to carefully review all the information contained in or incorporated by reference in the Madison Offer and the competing Smithtown Offer, as well as the Partnership's publicly available annual, quarterly and other reports, and the Partnership's communications with Limited Partners. The Partnership urges Limited Partners to carefully consider all such information, as well as the information contained in the Partnership's Recommendation Statement on Schedule 14D-9 and Amendment No. 1 thereto that accompanies this letter and to consider their own personal situation and consult with their own tax, financial or other advisors in evaluating the terms of the Madison Offer before deciding to tender Units.

         Limited Partners should carefully and completely review the terms of all information available, including the terms of any competing offers prior to deciding to tender Units.

         TO THE EXTENT THAT YOU HAVE PREVIOUSLY TENDERED UNITS PURSUANT TO THE MADISON OFFER YOU SHOULD CONSIDER THAT YOU HAVE A RIGHT TO WITHDRAW YOUR TENDER BY FOLLOWING THE PROCEDURES SET FORTH UNDER "SECTION 5. WITHDRAWAL RIGHTS" IN MADISON'S OFFER TO PURCHASE DATED NOVEMBER 23, 1998. Madison's Offer to Purchase provides that Units tendered pursuant to the Madison Offer may be withdrawn at any time prior to the Madison Offer's expiration date (December 22, 1998, unless extended). For withdrawal to be effective, a written notice of withdrawal must be timely received by Madison's transfer agent, Gemisys Tender Services, at 7103 South Revere Parkway, Englewood, Colorado 80112 before the Madison Offer expires. Any such notice of withdrawal must specify the name of the person who tendered the Units to be withdrawn and must be signed by the person(s) who signed the Agreement of Assignment and Transfer in the same manner as the Agreement of Assignment and Transfer was signed and it must also contain a medallion signature guarantee.

         The Recommendation Statement on Schedule 14D-9 and the Amendment No. 1 thereto that accompanies this letter expand upon the reasons for the position taken by the Partnership concerning the Madison Offer, and contains additional information about the potential risks to Limited Partners from their continuing to hold their Units through the planned liquidation of the Partnership. We urge you to read the Recommendation Statement, as amended, carefully.

         Please do not hesitate to call our Investor Services Information Center at (800) 288-3694 for assistance in any Partnership matter. Our Investor Services Information Center operates Monday through Friday, from 10:00 a.m. to 1:00 p.m. and from 2:00 p.m. to 5:00 p.m. Eastern time.

                                            ML MEDIA PARTNERS, L.P.